UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2015

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	45-4082531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cray Business Plaza
100 Commercial Street
Box 130
Atchison, Kansas 66002
(Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 3, 2015, MGP Ingredients, Inc. (the "Company") announced that Thomas ("Tom") K. Pigott will join the Company as Vice President of Finance and Chief Financial Officer. Mr. Pigott will join the Company effective September 14, 2015. Attached as Exhibit 99.1, and incorporated into this Item 5.02 by reference, is a press release relating to the appointment of Mr. Pigott.
Mr. Pigott, 50 years old, most recently served as Vice President, Finance at Kraft Food Group's Meal Solutions Division (previously the Meals and Desserts Business Unit). Mr. Pigott joined Kraft Foods in September 2012 as Vice President Finance and Chief Audit Executive. Prior to joining Kraft Foods, Mr. Pigott served as Vice President, Finance for Nestle USA's Nestle Pizza Division from March 2010 to September 2012.
Mr. Pigott will have a base salary of $285,000. He will receive an award of 6,000 restricted share units effective upon joining the Company, which will have a three-year cliff vesting term. For 2015, Mr. Pigott's target short-term incentive award under the Company's Short-Term Incentive Plan for the attainment of the Company's performance measures will be 50% of his base salary, prorated from his date of employment. Mr. Pigott will be eligible to participate in the Company’s long-term equity incentive ("LTI") program, with an award for each year as determined by the Compensation Committee. Mr. Pigott will receive an award pursuant to the Company's Equity Plan. The 2015 award will vary depending on the Company's performance measured against the performance measures, with a target award of 40% of his base salary, prorated from his date of employment. The Company has agreed to provide one year's base salary as severance in the event of a termination of Mr. Pigott without cause. Mr. Pigott is eligible for relocation benefits in accordance with the Company's relocation policy.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated September 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        MGP INGREDIENTS, INC.

Date: September 3, 2015                By:     _/s/ Augustus C. Griffin____________________________
Augustus C. Griffin